Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-116998 on Form S-8 of our report dated March 15, 2012 (March 1, 2013 as to Note 1) relating to the financial statements of Novation Companies, Inc. (formerly NovaStar Financial, Inc.) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in presentation of comprehensive income as described in Note 1), as of and for the year ended December 31, 2011 appearing in this Annual Report on Form 10-K of Novation Companies, Inc. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
March 1, 2013